                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                           KINETIC CONCEPTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                        [KINETIC CONCEPTS, INC. LOGO]

                               8023 VANTAGE DRIVE
                            SAN ANTONIO, TEXAS 78230

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 1995

To the Shareholders of Kinetic Concepts, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Kinetic Concepts, Inc. (the "Company") will be held in the Cancun and Cozumel Rooms of the Embassy Suites Hotel, 7750 Briaridge, San Antonio, Texas on Tuesday, May 9, 1995 at 9:00 a.m., local time, for the purpose of considering and acting upon the following matters:

     (1) The election of six directors of the Company to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

     (2) The approval of an amendment to the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan increasing the number of shares of Common Stock of the Company for which options may be granted under the Plan from 4,500,000 shares to 5,750,000 shares;

     (3) The approval of the appointment of the firm of KPMG Peat Marwick LLP as the independent public accountants of the Company for the 1995 fiscal year; and

     (4) The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

     The record date for the meeting has been fixed at March 22, 1995. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof. You are cordially invited to attend the meeting. Shareholders wishing to attend the meeting should bring proper identification and evidence of their ownership of shares of the Company's Common Stock to the meeting.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the First National Bank of Boston, Proxy Department, P.O. Box 1628, Boston, Massachusetts 02105-1628. A return envelope is enclosed for that purpose.

                                            KINETIC CONCEPTS, INC.

                                            /s/ DENNIS E. NOLL
                                            -------------------------------
                                                DENNIS E. NOLL,
                                                   Secretary
Dated: March 28, 1995

            PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY

                        [KINETIC CONCEPTS, INC. LOGO]

                               8023 VANTAGE DRIVE
                            SAN ANTONIO, TEXAS 78230

                      ------------------------------------

                                PROXY STATEMENT
                      ------------------------------------

     The accompanying proxy is solicited by the Board of Directors of Kinetic Concepts, Inc., a Texas corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on May 9, 1995, and at any adjournment thereof. The Company will bear the cost of the solicitation. It is expected that the solicitation of proxies will be made by mail. This Proxy Statement and accompanying form of proxy are being mailed or given to security holders on or about March 28, 1995.

     Only holders of record of common stock, par value $.001 ("Common Stock"), of the Company at the close of business on March 22, 1995 shall be entitled to vote at the Annual Meeting. There were 44,112,072 shares of Common Stock issued and outstanding on the record date. Each share of Common Stock is entitled to one vote. As of February 1, 1995, to the knowledge of the Company, no holder of record owned more than five percent of the outstanding shares of Common Stock of the Company, except James R. Leininger, M.D., whose business address is 8023 Vantage Drive, San Antonio, Texas 78230, and who owns of record 28,244,200 shares (64.02%) of the issued and outstanding shares of Common Stock of the Company. Any shareholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting. A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Abstentions are present and entitled to vote for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

     Six (6) directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director shall hold office until the next Annual Meeting and until his successor is duly elected and qualified. The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the following nominees for election as directors, unless otherwise directed. The vote of a plurality of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon will be necessary to elect the directors listed below. All of the nominees are currently directors of the Company.

BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

     Certain information concerning the members of the Board of Directors and the nominees is set forth as follows:

                                    SERVED AS                  PRESENT POSITION WITH
               NOMINEE              DIRECTOR                  COMPANY AND/OR PRINCIPAL
             FOR DIRECTOR             SINCE     AGE          OCCUPATION LAST FIVE YEARS
    ------------------------------  ---------   ---   ----------------------------------------
    James R. Leininger, M.D.......     1976     50    Chairman of the Board of Directors since
                                                      1976; President and Chief Executive
                                                      Officer from January 1990 to November
                                                      1994; prior to October 1986, Dr.
                                                      Leininger was also the Chairman of the
                                                      Emergency Department of the Baptist
                                                      Hospital System in San Antonio, Texas.

    Raymond R. Hannigan...........     1994     55    President and Chief Executive Officer
                                                      since November 1994; from January 1991
                                                      to November 1994, Mr. Hannigan was the
                                                      President of the International Division
                                                      of the Sterling Winthrop Consumer Health
                                                      Group (a pharmaceutical company with
                                                      operations in over 40 countries); from
                                                      May 1989 to January 1991, Mr. Hannigan
                                                      was the President of Sterling Drug
                                                      International.

    Peter A. Leininger, M.D.......     1980     52    Senior Vice President and Chief
                                                      Administrative Officer; prior to 1978,
                                                      Dr. Leininger was engaged in the private
                                                      practice of medicine and functioned as a
                                                      regional distributor of the Company's
                                                      products.

    Sam A. Brooks.................     1987     56    Chairman of the Board of National
                                                      Imaging Affiliates, Inc. since March
                                                      1992; President of MedCare Investment
                                                      Corp. since April 1991; from 1986 to
                                                      October 1989, Mr. Brooks was the
                                                      President of Nationwide Health
                                                      Properties, Inc. (a real estate
                                                      investment trust); prior to 1986, Mr.
                                                      Brooks served as an Executive Vice
                                                      President and the Chief Financial
                                                      Officer of Hospital Corporation of
                                                      America (a hospital management company).

                                             (Table continued on following page)

                                    SERVED AS                  PRESENT POSITION WITH
               NOMINEE              DIRECTOR                  COMPANY AND/OR PRINCIPAL
             FOR DIRECTOR             SINCE     AGE          OCCUPATION LAST FIVE YEARS
    ------------------------------  ---------   ---   ----------------------------------------
    Frank A. Ehmann...............     1987     61    Member of the Board of Directors of the
                                                      Company, St. Jude Medical, Inc., SPX
                                                      Corporation, American Health Corp., Inc.
                                                      and AHA Investment Funds, Inc.;
                                                      President and Chief Operating Officer of
                                                      United Stationers, Inc. (an office
                                                      products company) from March 1986 to
                                                      October 1989; prior to December 1985,
                                                      Mr. Ehmann was an Executive Vice
                                                      President and Co-Chief Operating Officer
                                                      of Baxter Travenol Laboratories, Inc. (a
                                                      medical products company).

    Bernhard T. Mittemeyer, M.D...     1987     64    Executive Vice President and Provost of
                                                      the Texas Tech University Health Science
                                                      Center since November of 1986; Dr.
                                                      Mittemeyer also served as Interim Dean
                                                      of the Texas Tech School of Medicine
                                                      from November 1988 until August 1990;
                                                      from March 1985 until October 1986, Dr.
                                                      Mittemeyer served as the Senior Vice
                                                      President and Corporate Medical Director
                                                      of Whittaker Health Services (a health
                                                      maintenance organization); prior to
                                                      March of 1985, Dr. Mittemeyer served for
                                                      28 years as a career officer in the
                                                      United States Army which culminated in
                                                      his service as the Surgeon General of
                                                      the United States Army from October 1981
                                                      to February 1985.

INFORMATION CONCERNING DIRECTORS

     None of the directors, nominees for director or the executive officers of the Company has a family relationship with any of the other directors, nominees for director or executive officers except James R. Leininger, M.D. and Peter A. Leininger, M.D., who are brothers. None of the nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except as follows:

    Sam A. Brooks.................................  Nationwide Health Properties, Inc.
                                                    Quorum Health Group, Inc.
                                                    PhyCor, Inc.

    Frank A. Ehmann...............................  St. Jude Medical, Inc.
                                                    SPX Corporation
                                                    American Health Corp. Inc.
                                                    AHA Investment Funds, Inc.

DIRECTOR COMPENSATION

     Each director of the Company, other than James R. Leininger, M.D., Peter A. Leininger, M.D. and Raymond R. Hannigan, received compensation for serving as a director during 1994. Each outside director receives $24,000 per annum for serving as a member of the Board of Directors and is reimbursed for the expenses incurred by him as a result of his membership on the Board of Directors. Under the 1988 Eligible Directors Stock Option Plan, each outside director receives a stock option covering 24,000 shares of Common Stock upon becoming a member of the Board of Directors and an option covering 2,500 shares on each anniversary of becoming a director. The exercise price of all options so granted is equal to the fair market value of Common Stock at the close of business on the day immediately prior to the date of grant. In addition, Sam A. Brooks had a consulting agreement with the Company pursuant to which the Company paid Mr. Brooks $111,858.29 in 1994. The consulting services provided by Mr. Brooks included assistance in identifying and selecting a new Chief Executive Officer, consultation with respect to certain acquisition opportunities and assistance in reviewing the Company's compensation, incentive and benefit plans and policies. Mr. Brook's consulting agreement with the Company ended on December 31, 1994.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     During 1994, the Board of Directors held six (6) meetings. Each of the directors attended over seventy-five percent of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

     The Board of Directors has an Audit Committee consisting of Sam A. Brooks, Chairman, Frank A. Ehmann and Bernhard T. Mittemeyer, M.D. The Audit Committee met four (4) times during 1994. The Audit Committee recommends the appointment of the Company's independent auditors, confers with the auditors and with management concerning the scope of the annual audit and reviews the audit procedures and internal accounting controls of the Company and its subsidiaries.

     The Board of Directors has a Compensation Committee consisting of James R. Leininger, M.D., Bernhard T. Mittemeyer, M.D. and Frank A. Ehmann, Chairman. The Compensation Committee met three (3) times in 1994. The functions of the Compensation Committee are to review and establish the compensation of Company officers and other management personnel.

     The Board of Directors has a Stock Option Committee (the "Stock Option Committee"), which administers the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan (the "Key Contributor Plan"), consisting of James R. Leininger, M.D., Bernhard T. Mittemeyer, M.D., Chairman and Frank A. Ehmann. The Stock Option Committee met two (2) times in 1994.

     The Board of Directors has a Nominating Committee consisting of James R. Leininger, M.D., Chairman, Sam A. Brooks, Frank A. Ehmann and Peter A. Leininger, M.D. The Nominating Committee did not meet in 1994. The Nominating Committee makes recommendations to the Board on the selection of candidates as nominees for election as members of the Company's Board of Directors. In recommending Board candidates, the Nominating Committee seeks individuals of proven judgment and competence who are outstanding in their chosen activity and considers such factors as anticipated participation in Board activities, education, special talents and personal attributes. Shareholders who wish to suggest qualified candidates should write to the Secretary of the Company at 8023 Vantage Drive, San Antonio, Texas 78230, stating in detail the qualifications of such persons for consideration by the Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James R. Leininger, M.D., Bernard T. Mittemeyer, M.D. and Frank A. Ehmann are the members of the Company's Compensation Committee. James R. Leininger, M.D. is a member of the Compensation Committee and is also the Chairman of the Board, and, until November 1994, was President and Chief Executive Officer of the Company. Dr. Leininger did not participate in any deliberations of the Compensation Committee concerning his compensation or the compensation of his brother, Peter A. Leininger, M.D. Mr. Brooks is President of MedCare Investment Corp. and Chairman of National Imaging Affiliates, Inc. Dr. James R. Leininger serves on the Board of Directors of both companies, neither of which has a compensation committee.

                 SECURITIES HOLDINGS OF PRINCIPAL SHAREHOLDERS,
                             DIRECTORS AND OFFICERS

     Based upon information received upon request from the persons concerned, each director, nominee for director, principal shareholder, named executive officer (as defined on page 7) and all directors and executive officers of the Company as a group, owned beneficially as of February 1, 1995, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

                                                                SHARES OF COMMON
                                                               STOCK BENEFICIALLY
                                                                   OWNED AS OF          PERCENT
                       NAMES OF INDIVIDUALS                    FEBRUARY 1, 1995(1)      OF CLASS
                       --------------------                    -------------------      --------
    James R. Leininger, M.D.(2)................................     28,594,083            64.74%
      8023 Vantage Drive
      San Antonio, TX 78230

    Peter A. Leininger, M.D.(3)................................      2,823,977             6.39%
      8023 Vantage Drive
      San Antonio, TX 78230

    Raymond R. Hannigan(4).....................................        440,000                *

    Sam A. Brooks(5)...........................................        131,500                *

    Frank A. Ehmann(5).........................................         22,500                *

    Bernhard T. Mittemeyer, M.D.(5)............................         25,200                *

    Bianca A. Rhodes(6)........................................         43,988                *

    Dennis E. Noll(6)..........................................         38,140                *

    Daniel R. Puchek(6)........................................         30,526                *

    All directors and executive officers
      as a group (16 persons)(7)..............................      30,850,193            69.01%


---------------

 *  Less than one (1%) percent

(1) Except as otherwise indicated in the following notes, the persons named in the table directly own the number of shares indicated in the table and have the sole voting power and investment power with respect to all of such shares. Shares beneficially owned include options exercisable prior to April 3, 1995.

(2) The shares shown for Dr. James R. Leininger include beneficial ownership of 349,883 shares of Common Stock held by Dr. Leininger as trustee for the children of Peter A. Leininger, M.D. Dr. Leininger disclaims beneficial ownership of the aforesaid shares.

(3) The shares shown for Dr. Peter A. Leininger include beneficial ownership of 710,800 shares of Common Stock held by Dr. Leininger as trustee for certain of his nieces and nephews and 1,200,000 shares of Common Stock which he has the right to acquire upon the exercise of a stock option granted to him by James R. Leininger, M.D. Dr. Leininger disclaims beneficial ownership of the aforesaid shares. The shares shown also include 26,060 shares of Common Stock that Dr. Leininger has the right to acquire under stock options granted by the Company which are exercisable prior to April 3, 1995.

(4) The shares shown for Mr. Hannigan include 396,500 shares of Common Stock which he has the right to acquire upon the exercise of a stock option granted to him by Dr. James R. Leininger and 43,500 shares of Common Stock which he has acquired as the result of a partial exercise of that stock option.
                                         (Footnotes continued on following page)

(5) The shares shown for Messrs. Brooks, Ehmann and Mittemeyer include 105,000, 20,000 and 20,000 shares of Common Stock, respectively, which they have the right to acquire under stock options granted by the Company which are exercisable prior to April 3, 1995. Mr. Ehmann's stock options are held in the name of The Frank Ehmann Trust.

(6) The shares shown for Ms. Rhodes and Messrs. Noll and Puchek include 41,488, 33,640 and 30,526 shares of Common Stock, respectively, which they have the right to acquire under stock options granted by the Company which are exercisable prior to April 3, 1995.

(7) The shares shown include 2,158,226 shares of Common Stock which the directors and executive officers have the right to acquire under stock options which are exercisable prior to April 3, 1995.

                             EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the two individuals who served as Chief Executive Officer of the Company during fiscal 1994 (the "CEOs") and the four highest paid executive officers of the Company other than the CEOs (collectively the "named executive officers") for such period in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
           NAME AND                   ANNUAL COMPENSATION             ------------
          PRINCIPAL             --------------------------------        OPTIONS/          ALL OTHER
           POSITION             YEAR       SALARY        BONUS          SARS(1)        COMPENSATION(2)
------------------------------  ----      --------      --------      ------------     ---------------
James R. Leininger, M.D.,       1994      $150,000      $150,000              --           $   587
  Chairman of the Board         1993       150,000         9,142              --             1,016
  Former Chief Executive        1992       150,000        81,244              --               606
  Officer, & President

Raymond R. Hannigan,            1994        33,173        23,777       1,000,000                --
  Chief Executive Officer,
  & President

Bianca J. Rhodes,               1994       165,958       133,000           7,440               375
  Chief Financial Officer &     1993        87,665        25,000         100,000               375
  Senior Vice-President

Daniel R. Puchek,               1994       128,625       140,000          37,765               962
  President                     1993       125,000       120,178          29,000             1,016
  KCI New Technologies, Inc.    1992       115,000        50,428          13,800               606

Peter A. Leininger, M.D.,       1994       151,352       115,000          11,520               962
  Senior Vice-President &       1993       153,000         8,204           5,000             1,016
  Chief Administrative Officer  1992       153,000        72,703           6,200               981

Dennis E. Noll,                 1994       138,458       125,000          92,500               962
  Vice-President, General       1993       136,458         6,095           7,500               375
  Counsel & Secretary           1992       114,583        49,651          50,000               375

                                               (See footnotes on following page)

---------------

(1) The stock options granted to Messrs. Leininger, Puchek and Noll in 1994 included stock options covering 4,080, 26,965 and 30,350 shares of Common Stock, respectively, which were granted pursuant to a repricing plan. The table does not reflect the cancellation of stock options covering 6,200, 38,800 and 50,000 shares of Common Stock, respectively, in connection with the Repricing Plan. See "Report on Repricing of Options".

(2) The "All Other Compensation" column includes the Company's contribution to the Company's Employee Stock Ownership Plan of $587 for eligible named executive officers for 1993 which was credited in 1994 and a Company contribution of $375 to the Company's 401(k) plan for each named executive officer other than Dr. James R. Leininger and Raymond R. Hannigan for the year ended December 31, 1994.

EMPLOYMENT ARRANGEMENT

     Effective November 14, 1994, Raymond R. Hannigan agreed to serve as President and Chief Executive Officer of the Company with an annual salary of $250,000 and the right to participate in the Company's Incentive Bonus Plan with an annual target bonus of $125,000. Upon commencement of his employment, Mr. Hannigan also received a non-qualified option to purchase 560,000 shares of Common Stock at an exercise price of $4.50 per share, which was the fair market value on the date he agreed to serve in such capacities. In addition to other benefits, the Company and Mr. Hannigan agreed that in the event that Mr. Hannigan's employment is terminated for any reason other than malfeasance or acts of moral turpitude, he will receive as severance an amount equal to one year's salary and auto allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                            -----------------------
                                                %                                       POTENTIAL REALIZABLE
                                             OF TOTAL                                     VALUE AT ASSUMED
                             NUMBER OF       OPTIONS                                    ANNUAL RATES OF STOCK
                             SECURITIES     GRANTED TO                                   PRICE APPRECIATION
                             UNDERLYING     EMPLOYEES                                      FOR OPTION TERM
                              OPTIONS       IN FISCAL      EXERCISE     EXPIRATION     -----------------------
            NAME             GRANTED(1)      YEAR(2)       PRICE(3)        DATE          5%(4)        10%(4)
            ----             ----------     ----------     --------     ----------     ---------     ---------
James R. Leininger...........       -0-          -0-           -0-            -0-            -0-           -0-

Raymond R. Hannigan..........   560,000(5)    26.48%         $ 4.50       11/14/04      $1,584,814    $4,016,231
                                440,000                      $ 5.74       11/15/97      $  398,098     $ 835,974

Peter A. Leininger...........     7,440         .54%         $3.625       04/15/04      $   16,961     $  42,983
                                  4,080(6)                   $ 4.50       07/20/02      $    8,766     $  20,996

Bianca A. Rhodes.............     7,440         .35%         $3.625       04/15/04      $   16,961     $  42,983

Daniel R. Puchek.............    10,600        1.77%         $3.625       04/15/04      $   24,165     $  61,240
                                 26,965(6)                   $ 4.50       01/07/02      $   63,895     $ 156,056

Dennis E. Noll...............    20,600        4.37%         $3.625       04/15/04      $   46,963     $ 119,013
                                 41,550                      $ 4.50       09/14/04      $  117,588     $ 297,990
                                 30,350(6)                   $ 4.50       01/07/02      $   65,208     $ 156,186

                                               (See footnotes on following page)

---------------

(1) Except as otherwise noted, the options vest and become exercisable in twenty percent (20%) increments on May 15 of each year after the date of grant. The options are not transferable, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

(2) The percentages set forth in this column do not include or take into account the stock option granted to Mr. Hannigan by Dr. Leininger. See footnote 5.

(3) Except as otherwise noted, the exercise price of all options granted by the Company in 1994 was equal to the fair market value of the Common Stock at the close of business on the day immediately prior to the date of grant.

(4) The information in these columns illustrates the value that might be realized upon exercise of the options granted during fiscal 1994 assuming the specified compound rates of appreciation of the Company's Common Stock over the term of the options. The potential realizable value columns of the foregoing table do not take into account certain provisions of the options providing for termination of an option following termination of employment, nontransferability or vesting requirements.

(5) Mr. Hannigan received a stock option from the Company covering 560,000 shares of the Company's Common Stock as part of his overall compensation package. Mr. Hannigan's options vest 25% after each of the first and second anniversary of the grant and fully vest after the third year and have an exercise price based upon the fair market value of the Company's Common Stock on the date Mr. Hannigan accepted his compensation package. Mr. Hannigan also received a stock option covering 440,000 shares of Common Stock from Dr. James R. Leininger. The shares underlying this stock option have an exercise price of $5.74 and are fully vested.

(6) The referenced options were granted in connection with a Repricing Plan which was approved by the Stock Option Committee. The referenced options have an exercise price equal to 120% of the average closing price of the Company's Common Stock for a period beginning seven trading days prior to and ending seven trading days after, the date on which the Repricing Plan was approved. See "Report on Repricing of Options."

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                          YEAR AND FY-END OPTION VALUE

     The named executive officers did not exercise any options during the fiscal year ended December 31, 1994. The following table sets forth certain information concerning the number and value of the options held by the named executive officers at the end of the fiscal year ended December 31, 1994.

                                                                                         VALUE OF
                                                                     NUMBER OF          UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS AT          OPTIONS AT
                                                                      FY-END             FY-END(1)
                                                                   -------------       -------------
                                                                   EXERCISABLE/        EXERCISABLE/
                              NAME                                 UNEXERCISABLE       UNEXERCISABLE
-----------------------------------------------------------------  -------------       -------------
James R. Leininger, M.D..........................................     -0-                  -0-

Raymond R. Hannigan..............................................     560,000           $   499,400
                                                                      440,000(2)        $ 1,330,000

Peter A. Leininger, M.D..........................................      26,060           $    61,879
                                                                       17,460           $    38,140

Bianca A. Rhodes.................................................      41,488           $   111,336
                                                                       65,952           $   179,094

Dennis E. Noll...................................................      33,640           $    79,750
                                                                       66,360           $   166,400

Daniel R. Puchek.................................................      30,526           $    77,169
                                                                       30,979           $    75,795

---------------

(1) The values are calculated by subtracting the exercise price from the fair market value of the underlying stock as of December 31, 1994 (based on a closing sale price of $6.875 per share on December 30, 1994).

(2) The referenced option was granted to Mr. Hannigan by Dr. James R. Leininger, M.D.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                (KINETIC CONCEPTS, INC., STANDARD & POOR'S 500,
                 STANDARD & POOR'S MEDICAL PRODUCTS & SUPPLIES)

     The following graph shows a five year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Index and Standard and Poor's Medical Products & Supplies Index for the five year period ending December 31, 1994.

      Measurement Period         Kinetic Con-                     S&P Medical
    (Fiscal Year Covered)         cepts, Inc.       S&P 500        Products
1989                                 100              100             100
1990                                  58               97             117
1991                                 142              126             192
1992                                 173              136             164
1993                                  71              150             125
1994                                 122              152             149

     The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Standard & Poor's 500 Composite Index and the Standard and Poor's Medical Products & Supplies Index is based on the stock price or composite index on January 1, 1989 and each year thereafter. The comparison assumes that $100 was invested in the Company's Common Stock and in each of the two indices and that all dividends were reinvested.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The members of the Company's Compensation Committee are Frank A. Ehmann, Chairman, James R. Leininger, M.D. and Bernhard T. Mittemeyer, M.D. The members of the Compensation Committee are also the only members of the Stock Option Committee. In determining the compensation to be paid to the Company's executive officers in 1994, the Compensation Committee employed compensation policies designed to reward the Company's executive officers and other key employees for creating economic value for the Company. The key components of executive compensation are (i) base salary, (ii) cash bonus awards under the RACE Incentive Bonus Plan (the "RACE Plan"), and (iii) stock options granted under the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan.

     The base salaries of the Company's executive officers were recommended by the Company's Chief Executive Officer to the Compensation Committee for its review and approval. The factors considered by the Chief Executive Officer and the Compensation Committee in establishing base salary levels for executive officers were essentially subjective. Specific factors which were considered included the individual's level of responsibility and performance, the financial performance of the Company and the executive officer's department or division (with an emphasis on a comparison of actual and budgeted revenue and operating earnings for operating divisions and actual and budgeted expenses for departments) and a comparison of base salaries of similar positions within the Company. Specific weights were not assigned to these factors and the performance of the Company's Common Stock was not directly considered in establishing base salaries for the Company's executive officers. The base salaries of the Company's executive officers, except for Dr. James R. Leininger's salary which has not been increased since 1990, were increased in December of 1994. Except for base salary increases in connection with promotions or increases in responsibility, this increase was the first increase which executive officers had received in at least fourteen months. The base salary increases ranged from 6.0% to 8.3% and were partially based on the number of months which it had been since the executive officer had received a base salary increase.

CHIEF EXECUTIVE OFFICERS

     Dr. James R. Leininger has been the Chairman of the Company's Board of Directors since 1976 and the Company's President and Chief Executive Officer since 1990. In October of 1993, Dr. Leininger indicated to the Company's Board of Directors that he wished to refocus his efforts on strategic planning and product development and that it would be appropriate for the Board to begin an executive search for a new President and Chief Executive Officer. An executive search was commenced and Raymond R. Hannigan joined the Company as its President and Chief Executive Officer in November of 1994. Dr. Leininger has remained the Chairman of the Company's Board of Directors.

     The Compensation Committee's determination of Dr. Leininger's base compensation is somewhat unique because of Dr. Leininger's significant ownership interest in the Company. Because the Compensation Committee believes that overall enhancement of shareholder value is a more significant incentive for Dr. Leininger than cash compensation, Dr. Leininger's compensation is set at a level which the Compensation Committee believes is lower than the base compensation of Chief Executive Officers and Board Chairmen of comparable companies. The Committee did not perform a specific review of such companies. The Compensation Committee did not specifically review Dr. Leininger's base compensation in 1994 and has not increased Dr. Leininger's base compensation in the last four years. In 1994, Dr. Leininger received a bonus based in part upon the formula contained in the RACE Plan and based in part upon the pivotal role which Dr. Leininger played in the successful settlement of the Support Systems International patent lawsuit, the sale of KCI Medical Services and the development of the TriaDyne bed. Because Dr. Leininger is a member of the Stock Option Committee, he is not eligible to receive stock options under the Key Contributor Plan. Dr. Leininger did not participate in any deliberations of the Compensation Committee concerning his compensation or the compensation of his brother, Peter A. Leininger, M.D.

     Mr. Hannigan's base salary was established in November of 1994 when he was recruited to join the Company and was based upon the recommendation of the executive search firm employed by the Company. Mr. Hannigan's compensation package was negotiated with Mr. Hannigan by Dr. James R. Leininger and approved by the Compensation Committee. Although the Compensation Committee did not conduct a comparative survey, it believes that Mr. Hannigan's base salary and compensation package are competitive with the salaries and compensation packages paid to chief executive officers of corporations with similar revenue and operations. Mr. Hannigan received a bonus in 1994 equal to a pro rata portion of his target bonus based upon his length of service in 1994 and the Company's performance under the RACE Plan.

EXECUTIVE COMPENSATION

     Except as noted below, all of the Company's executive officers were eligible to receive cash bonuses under the RACE Plan in 1994. Approximately 192 of the Company's key employees were eligible to receive bonuses under the RACE Plan in 1994. The RACE Plan was intended to motivate employees to perform at peak levels, motivate employees to make wise business decisions and reward employees for their success. More specifically, the RACE Plan was designed to incent employees to think and act like owners by assuming risks, making business decisions and accepting responsibility for the success or failure of their particular area of responsibility.

     Under the RACE Plan, Risk Adjusted Controllable Earnings ("RACE") are a business unit's Controllable Earnings (revenue minus operating expenses and taxes plus goodwill amortization) multiplied by the business unit's Dollar Cost of Capital (capital invested in the business unit multiplied by the business unit's weighted average cost of debt and equity). In essence, RACE measures a business unit's "controllable" earnings less the cost of the capital necessary to produce those earnings. The actual bonus pool available to a business unit is equal to a percentage of the RACE generated by that business unit in a particular year plus a percentage of the improvement (or minus a percentage of the decline) in RACE for that particular business unit when compared to the prior year. The percentages for each division and major corporate department were determined so that the bonus pool for that division or department would be roughly equivalent to what it would have been under the prior incentive bonus plan if the Company met its budget for the year. The bonus pools for each division and department are allocated to individual employees by the senior managers within those departments. Specific bonus amounts for the named executive officers were recommended by the Chief Executive Officer to the Compensation Committee for its review and approval. An aggregate of $3,407,150 was distributed to KCI employees under the RACE Bonus Plan for 1994 performance. The following are the bonus percentages earned by the various divisions and corporate departments -- Kinetic Concepts Therapeutic Services, Inc. -- 126.2%, KCI New Technologies, Inc. -- 104.3%, Medical Retro Design, Inc. -- (115.1%) and the KCI corporate departments -- 138.5%.

     Frank DiLazzaro, the President of KCI International, Inc. ("KCII"), and Scott S. Brooks, the President of Medical Retro Design, Inc., were the only executive officers of the Company who received bonuses which were not governed by the RACE Plan. Mr. DiLazzaro's 1994 bonus was based solely on KCII's operating profit. Mr. DiLazzaro does not have a written employment contract. Mr. Brooks was appointed as the President of Medical Retro Design, Inc. in May of 1994. Because Mr. Brooks was appointed in mid-year, he was given a fixed bonus which was established outside of the RACE Plan. The bonus plans for Mr. DiLazzaro and Mr. Brooks were negotiated on behalf of the Company by Dr. James R. Leininger and were approved by the Compensation Committee.

STOCK OPTIONS

     Stock options are granted to executive officers on an annual basis. The Stock Option Committee relies upon senior management's recommendations in awarding stock options to executive officers and employees and in determining the size of such awards. Such recommendations, and the Stock Option Committee's decisions, are typically based upon salary grade level, length of service and performance of the executive officer or employee in the prior year. In addition, special grants are awarded during the year to recognize outstanding performance, eliminate perceived inequities and reward individuals for increases in responsibility. Previously granted options are considered by senior management in making recommendations to the Stock Option Committee with respect to stock options to be granted to executive officers.

TAX LIMITATIONS

     In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in tax years beginning on or after January 1, 1994 to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the new tax law, the performance measures must be approved by the shareholders. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

                                        FRANK A. EHMANN
                                        JAMES R. LEININGER, M.D.
                                        BERNHARD T. MITTEMEYER, M.D.

                         REPORT ON REPRICING OF OPTIONS

     On April 15, 1994, the Stock Option Committee approved a plan pursuant to which employees with stock options with exercise prices in excess of $7.50 per share ("Old Options") were permitted to exchange their Old Options for new options ("New Options") with a reduced exercise price (the "Repricing Plan"). The Repricing Plan provided that holders of Old Options could receive New Options based on the following conditions:

          (i) the New Options would have an exercise price equal to 120% of the average closing price of the Company's Common Stock for a period beginning seven trading days prior to, and ending seven trading days after, April 15, 1994 (the "Calculation Period"); and

          (ii) the number of shares covered by a New Option would be reduced from the number of shares covered by an Old Option based upon the Fair Market Value of the Old Option and New Option on the date of the approval of the Repricing Plan.

The average closing price of the Company's Common Stock during the Calculation Period was $3.75 and the exercise price of the New Options was $4.50. The fair market value of the Old Options and New Options was calculated utilizing the Black-Scholes method of valuing stock options. Employees holding Old Options forfeited between 28.3% and 39.3% of the shares covered by their Old Options in order to receive New Options. One Hundred Sixty-Two (162) employees holding Old Options covering 821,975 shares of Common Stock were eligible to participate in the Repricing Plan. One Hundred Fifty (150) employees holding Old Options covering 801,575 shares of Common Stock have elected to participate in the Repricing Plan and have received New Options covering 544,024 shares of Common Stock. The New Options were issued in accordance with the terms and conditions of the Key Contributor Plan. The New Options retained the vesting schedules and expiration dates set forth in the Old Options.

     The Stock Option Committee carefully considered the Repricing Plan prior to its approval. Prior to the approval of the Repricing Plan, the Stock Option Committee discussed the repricing during four separate meetings over a nine month period. In addition, the Stock Option Committee appointed an outside member of the Board of Directors to meet with management to determine the structure of the Repricing Plan prior to its approval. The Stock Option Committee approved the repricing program because it believes that the Company's stock option program is a significant factor in the Company's ability to retain and incent key employees. Prior to the approval of the Repricing Plan the market value of the Company's Common Stock had fallen significantly. The Company believes that a significant portion of this decline was the result of market factors that affected all of the stocks in the industry in which the Company is engaged. As a result of the decrease in the value of the Company's Common Stock, the Stock Option Committee believed that the Company's ability to retain and incent existing employees had been impaired. The Stock Option Committee approved the Repricing Plan as a means of ensuring that Company employees have a meaningful equity interest in the Company. In addition, the Stock Option Committee structured the plan so that the market price of the Company's Common Stock would have to increase 20% before the New Options were "in the money" and the Stock Option Committee required that employees holding options forfeit a significant number of shares so that the fair market value of the Old Options and New Options would be equal.

     The following table sets forth certain information concerning any repricing of stock options held by any executive officer during the period commencing June 14, 1988 (the date on which the Company became a reporting company pursuant to the Securities Exchange Act of 1934) and ending December 31, 1994.

                       REPLACEMENT OF OUTSTANDING OPTIONS


                                               NUMBER OF
                                               SECURITIES           MARKET
                                           UNDERLYING OPTIONS      PRICE OF        EXERCISE                      LENGTH OF
                                              REPRICED OR          STOCK AT        PRICE AT                   ORIGINAL OPTION
                                                AMENDED            TIME OF         TIME OF         NEW       TERM REMAINING AT
                               DATE OF     ------------------    REPRICING OR    REPRICING OR    EXERCISE    DATE OF REPRICING
            NAME              REPRICING      OLD        NEW       AMENDMENT       AMENDMENT       PRICE        OR AMENDMENT
----------------------------  ---------    -------    -------    ------------    ------------    --------    -----------------
Peter A. Leininger            10/27/89       9,000      9,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  Senior Vice President       10/25/90       9,000      7,200      $ 2.9375        $ 5.0000       $ 3.50     4 Years
                               4/28/94       6,200      4,080      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months

Frank DiLazzaro               10/27/89       5,000      5,000      $ 5.0000        $ 5.1250       $ 5.00     4 Years 8 Months
  President of KCI            10/25/90       5,000      4,000      $ 2.9375        $ 5.0000       $ 3.50     4 Years
  International, Inc.          4/28/94       3,800      2,500      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months
                               4/28/94      25,000     16,350      $ 3.7500        $ 8.3750       $ 4.50     8 Years 6 Months
                               4/28/94      40,000     28,680      $ 3.7500        $ 7.6250       $ 4.50     8 Years 10 Months

Daniel R. Puchek              10/27/89      20,000     20,000      $ 5.0000        $ 7.0000       $ 5.00     3 Years 9 Months
  President of KCI            10/27/89      15,000     15,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  New Technologies, Inc.      10/27/89       7,000      7,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
                              10/25/90      42,000     33,600      $ 2.9375        $ 5.0000       $ 3.50     4 Years
                               4/28/94       3,800      2,500      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months
                               4/28/94      10,000      6,540      $ 3.7500        $ 8.3750       $ 4.50     8 Years 6 Months
                               4/28/94      25,000     17,925      $ 3.7500        $ 7.6250       $ 4.50     8 Years 10 Months

Dennis E. Noll                 4/28/94      50,000     30,350      $ 3.7500        $ 8.6250       $ 4.50     7 Years 9 Months
  Vice President, General
  Counsel and Secretary

John H. Vrzalik, Sr.          10/27/89      18,000     18,000      $ 5.0000        $10.0000       $ 5.00     4 Years 6 Months
  Vice President              10/27/89       8,500      8,500      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
                              10/25/90      26,500     21,200      $ 2.9375        $ 5.0000       $ 3.50     4 Years
                              10/25/90      50,000     40,000      $ 2.9375        $ 5.2500       $ 3.50     4 Years 3 Months
                               4/28/94       4,500      2,961      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months

Scott S. Brooks                4/28/94       3,400      2,237      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months
  President of Medical         4/28/94      25,000     17,925      $ 3.7500        $ 7.6250       $ 4.50     8 Years 10 Months
  Retro Design, Inc.

David H. Aderhold             10/27/89      30,000     30,000      $ 5.0000        $ 7.0000       $ 5.00     4 Years 1 Month
  Former Senior Vice          10/27/89      21,000     21,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  President                   10/27/89      12,000     12,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months

John A. Bardis                10/27/89     200,000    200,000      $ 5.0000        $ 7.0000       $ 5.00     3 Years 3 Months
  Former Senior Vice          10/27/89      15,000     15,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  President                   10/27/89      11,500     11,500      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
                              10/25/90     226,500    181,200      $ 2.9375        $ 5.0000       $ 3.50     4 Years

Ted M. Buchter                10/27/89       3,000      3,000      $ 5.0000        $11.8750       $ 5.00     3 Years 9 Months
  Former Senior Vice          10/27/89       2,500      2,500      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  President and President     10/25/90       5,500      4,400      $ 2.9375        $ 5.0000       $ 3.50     4 Years
  of KCI Therapeutic           4/28/94       3,400      2,237      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months
  Services, Inc.               4/28/94      25,000     17,925      $ 3.7500        $ 7.6250       $ 4.50     8 Years 10 Months

Howard W. Deichen             10/27/89      21,000     21,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  Former Chief Financial      10/27/89      12,000     12,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  Officer                     10/25/90      33,000     26,400      $ 2.9375        $ 5.0000       $ 3.50     4 Years

                                             (Table continued on following page)


                                               NUMBER OF
                                               SECURITIES           MARKET
                                           UNDERLYING OPTIONS      PRICE OF        EXERCISE                      LENGTH OF
                                              REPRICED OR          STOCK AT        PRICE AT                   ORIGINAL OPTION
                                                AMENDED            TIME OF         TIME OF         NEW       TERM REMAINING AT
                               DATE OF     ------------------    REPRICING OR    REPRICING OR    EXERCISE    DATE OF REPRICING
            NAME              REPRICING      OLD        NEW       AMENDMENT       AMENDMENT       PRICE        OR AMENDMENT
----------------------------  ---------    -------    -------    ------------    ------------    --------    -----------------
Gary M. Green                 10/27/89      10,000     10,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  Former President of         10/25/90      10,000      8,000      $ 2.9375        $ 5.0000       $ 3.50     4 Years
  KCI Therapeutic Services,
    Inc.

Terence P. Kerr               10/27/89      24,000     24,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  Former Vice President       10/27/89      21,000     21,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
                              10/25/90      45,000     20,112      $ 2.9375        $ 5.0000       $ 3.50     4 Years

Don P. LoVetere               10/27/89     160,000    160,000      $ 5.0000        $ 7.0000       $ 5.00     3 Years 9 Months
  Former Vice President       10/27/89      15,000     15,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
                              10/27/89      11,500     11,500      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months

James D. Simonsen             10/27/89      50,000     50,000      $ 5.0000        $11.8750       $ 5.00     3 Years 9 Months
  Former Vice President       10/27/89       7,500      7,500      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months

Merle M. Smith                10/27/89     100,000    100,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  Former President and        10/27/89      30,000     30,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  Chief Executive Officer     10/25/90     130,000    104,000      $ 2.9375        $   5.00       $ 3.50     4 Years

Keith D. Thatcher             10/27/89      30,000     30,000      $ 5.0000        $11.8750       $ 5.00     3 Years 9 Months
  Former Vice President       10/27/89       7,000      7,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  and Treasurer               10/25/90      37,000     29,600      $ 2.9375        $ 5.0000       $ 3.50     4 Years
                               4/28/94       3,800      2,500      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months

T. Loran Van Noy              10/27/89      12,000     12,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  Former President of KCI     10/27/89       5,000      5,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 1 Month
  Integrated Services         10/27/89       5,500      5,500      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
                              10/25/90      22,500     18,000      $ 2.9375        $ 5.0000       $ 3.50     4 Years
                               4/28/94       4,500      2,961      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months
                               4/28/94      35,000     25,095      $ 3.7500        $ 7.6250       $ 4.50     8 Years 10 Months

Walter D. Warren              10/25/90      50,000     40,000      $ 2.9375        $ 5.2500       $ 3.50     4 Years 3 Months
  Former Senior Vice
    President

Robert A. Wehrmeyer, Jr.      10/27/89      15,000     15,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  Former Senior Vice          10/27/89      13,000     13,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 1 Month
  President and President     10/27/89      10,000     10,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
  of KCI Medical Services,    10/25/90      38,000     30,400      $ 2.9375        $ 5.0000       $ 3.50     4 Years
  Inc.                         4/28/94       6,500      4,277      $ 3.7500        $ 8.1875       $ 4.50     8 Years 3 Months

Kim M. Wetesnik               10/27/89       6,000      6,000      $ 5.0000        $10.0000       $ 5.00     3 Years 6 Months
  Former Vice President       10/27/89      10,000     10,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 1 Month
  and Assistant Secy.         10/27/89       6,000      6,000      $ 5.0000        $ 7.5000       $ 5.00     4 Years 6 Months
                              10/25/90      22,000     17,600      $ 2.9375        $ 5.0000       $ 3.50     4 Years

                                             FRANK A. EHMANN
                                             JAMES R. LEININGER, M.D.
                                             BERNHARD T. MITTEMEYER, M.D.

                        APPROVAL OF AN AMENDMENT TO THE
                              KEY CONTRIBUTOR PLAN

GENERAL

     The 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan (the "Key Contributor Plan") was adopted by the Company's Board of Directors on April 15, 1987 and approved by the Company's shareholders on May 28, 1987. On November 2, 1994, the Company's Board of Directors approved an amendment to the Key Contributor Plan which increased the number of shares of Common Stock for which options may be granted from 4,500,000 shares to 5,750,000 shares (the "Amendment"). The Amendment is being submitted to the shareholders for their approval. Approval of the Amendment requires the affirmative vote of a majority of the outstanding shares present and entitled to vote thereon. The Board of Directors recommends that the shareholders vote "FOR" Item No. 2 to approve the Amendment.

PURPOSE

     The Key Contributor Plan is intended to promote the best interests of the Company and its shareholders by assisting the Company in attracting and retaining persons of exceptional ability as employees or independent contractors, creating an incentive for the Company's employees and independent contractors by providing them with an opportunity to participate in the Company's growth and rewarding those employees and independent contractors who contribute to the Company's ongoing success.

ADMINISTRATION OF THE KEY CONTRIBUTOR PLAN

     The Key Contributor Plan is administered by a Stock Option Committee appointed by the Board of Directors of the Company (the "Stock Option Committee"). The Stock Option Committee consists of two or more directors each of whom has not been granted or awarded any equity security by the Company pursuant to the Key Contributor Plan or any other plan of the Company (other than a "formula plan" for purposes of SEC Rule 16b-3) for a period of twelve months prior to becoming a member of the Committee. No member of the Stock Option Committee is eligible to receive options under the Key Contributor Plan during his term on the Stock Option Committee. At the present time, James R. Leininger, M.D., Bernhard T. Mittemeyer, M.D. and Frank A. Ehmann are the members of the Stock Option Committee. Action by the Stock Option Committee requires the affirmative vote of a majority of its members.

     Subject to the provisions of the Key Contributor Plan, the Stock Option Committee has the authority to determine which officers, employees and other key persons will receive options under the Key Contributor Plan, to prescribe the terms and provisions of each option granted under the Key Contributor Plan (including the exercise price of each option granted under the Key Contributor
Plan) and to exercise such powers and to perform such acts as may be deemed necessary or expedient to promote the best interests of the Company with respect to the Key Contributor Plan. All decisions and determinations made by the Stock Option Committee in the exercise of these powers will be final and binding upon the Company and the optionees.

PARTICIPANTS IN THE KEY CONTRIBUTOR PLAN

     Incentive Stock Options may be granted only to officers and other employees of the Company or its subsidiaries, including members of the Board of Directors who are also employees of the Company or its subsidiaries (other than the Chairman of the Company's Board of Directors). Non-qualified Stock Options may be granted (i) to officers or other employees of the Company or its subsidiaries and (ii) to consultants and other key persons who provide services to the Company or its subsidiaries (regardless of whether they are also employees). The employees of all of the Company's subsidiaries are eligible to receive stock options under the Key Contributor Plan. The Chairman of the Board of Directors, non-employee members of the Board of Directors and members of the Stock Option Committee (during their tenure on the Stock Option Committee) are not eligible to receive options under the Key Contributor Plan. The Company's employee directors and executive officers have an interest in the approval of Item No. 2 by virtue of their participation in the Key Contributor Plan.

     The Stock Option Committee selects the eligible persons to whom options will be granted and the number of shares to be granted to such eligible persons based upon a variety of factors, including the person's salary grade level, length of service and performance in the prior year. In addition, grants may be awarded to recognize outstanding performance, eliminate perceived inequities and reward individuals for increases in responsibilities.

SHARES AVAILABLE FOR GRANT AND OPTIONS GRANTED

     A total of 4,500,000 shares of Common Stock are reserved for issuance under the Key Contributor Plan (without taking into account the effect of the Amendment). The number of shares of Common Stock available for issuance under the Key Contributor Plan may be increased by the Company's Board of Directors if such increase is approved by the Company's shareholders within twelve months. The number of shares available for the grant of options may be subject to adjustment under certain circumstances. Shares available for the grant of options under the Key Contributor Plan will be shares of the Company's authorized but unissued Common Stock. If options expire or terminate unexercised, new options may thereafter be granted covering such shares. No option may be granted after April 14, 1997.

     As of February 1, 1995, the Company and its subsidiaries had approximately 287 full-time employees who were eligible to receive options under the Key Contributor Plan. Since the adoption of the Key Contributor Plan, the Stock Option Committee has granted options to 374 employees (other than current executive officers) to purchase an aggregate of 8,508,744 shares, of which options covering 1,387,317 shares have been exercised, options covering 5,283,747 shares have expired or been cancelled and options covering 1,215,474 shares remain outstanding. Of such cancelled options, 2,757,363 were cancelled in connection with repricing of outstanding options. See "Report on Repricing of Options." Sam A. Brooks was granted an option to purchase 100,000 shares of Common Stock under the Key Contributor Plan and is the only current director of the Company (who is not an executive officer) to have been granted an option under the Key Contributor Plan.

     The following table sets forth certain specified information with respect to the options which have been granted under the Key Contributor Plan to the named executive officers and the current executive officers as a group:

                                                                           NUMBER OF SHARES
                                                                           OF COMMON STOCK
                                                                            UNDERLYING THE
                              NAME AND POSITION                            STOCK OPTIONS(1)
                              -----------------                            ----------------
    James R. Leininger, M.D..............................................           -0-
      Chairman of the Board

    Raymond R. Hannigan..................................................       560,000
      President and Chief Executive Officer

    Bianca A. Rhodes.....................................................       107,440
      Chief Financial Officer and Senior Vice President

    Peter A. Leininger, M.D..............................................        43,520
      Senior Vice President and Chief Administrative Officer

    Dennis E. Noll.......................................................       100,000
      Vice President, General Counsel and Secretary

    Dan Puchek...........................................................        93,465
      President, KCI New Technologies, Inc.

    All Current Executive Officers as a Group (10).......................     1,275,734

---------------

(1) Excludes options covering 271,600 shares which were cancelled in connection with the repricing of options. See "Report on Repricing of Options."

     Options to purchase 116,727 shares of Common Stock were available for grant as of February 1, 1994 under the Key Contributor Plan (without taking into account the effect of the Amendment). The closing sale price for the Company's Common Stock on February 1, 1995 was $7.125 per share.

TERMS AND CONDITIONS OF OPTIONS

     A stock option granted under the Key Contributor Plan may be in the form of either an Incentive Stock Option or a Non-qualified Stock Option. The options are not transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. A brief description of the terms applicable to the options issuable under the Key Contributor Plan is set forth below.

     The purchase price per share of each share of Common Stock subject to an option is determined by the Stock Option Committee in its sole discretion. However, the exercise price for an Incentive Stock Option may not be less than one hundred percent (100%) of the fair market value of the shares of Common Stock of the Company on the date the option is granted and the exercise price of a Non-qualified Stock Option may not be less than eighty-five percent (85%) of the fair market value of the shares of the Common Stock of the Company on the date the option is granted. In addition, the exercise price for an Incentive Stock Option or Non-qualified Stock Option may not be less than one hundred and ten percent (110%) of the fair market value of the shares of the Common Stock of the Company on the date that the option was granted if such option is granted to a person who directly or indirectly owns ten percent (10%) or more of the total combined voting power of all classes of stock of the Company. Subject to the above limitations, the determination of the exercise price of a Non-qualified Stock Option granted under the Key Contributor Plan may be determined by utilizing the average daily closing price of the Company's Common Stock as reported on the NASDAQ National Market during the thirty day period prior to the date of the grant of an option.

     The exercise of each option will be subject to such conditions as may be imposed by the Stock Option Committee and specified in the option agreement between the Company and the optionee (the "Option Agreement") and to the receipt of any prior regulatory approvals that may be required. An option is exercised by providing written notice to the Stock Option Committee specifying the number of shares of Common Stock the optionee desires to purchase on any business day and by making payment in full for the shares to be acquired. Payment of the exercise price of any option may be made either in cash, or if permitted under the applicable Option Agreement and by applicable law and approved by the Stock Option Committee, by delivery of shares of Common Stock (previously acquired by the optionee from a source other than the Key Contributor Plan) having a fair market value equal to or less than the total exercise price, plus cash for the difference, or by an combination of the foregoing. An option will be treated as outstanding until such option is exercised in full or expires by reason of lapse of time.

     The term of each Option Agreement is determined by the Stock Option Committee. However, the term of an Incentive Stock Option may not exceed ten years (or, in the case of an individual owning more than 10% of the Company's Common Stock, five years).

AMENDMENT OF THE KEY CONTRIBUTOR PLAN

     The Board of Directors may at any time amend the Key Contributor Plan except that it may not do so if such action would adversely affect or alter any right or obligation with respect to any option or Option Agreement then in effect, except to the extent that any such action is required or desirable (in the opinion of the Company or its counsel) in order to comply with any rule or regulation promulgated or proposed under the Internal Revenue Code (the "Code").

FEDERAL INCOME TAX CONSIDERATIONS OF THE KEY CONTRIBUTOR PLAN

     Commencing in taxable years beginning on or after January 1, 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to an executive officer who is the chief executive officer or one of the four other highest paid executive officer in excess of $1 million in any taxable year (the "$1 million cap"). In general, compensation received on account of the exercise of options that were granted on or prior to February 17, 1993 will not be subject to the $1 million cap. Also, certain other performance based compensation may not be subject to the $1 million cap. Compensation attributable to the exercise of options and other awards granted after February 17, 1993, however, may be counted in determining whether the $1 million cap has been exceeded in any taxable year. Whether (i) the grant of options under the Key Contributor Plan are subject to the $1 million cap, (ii) the $1 million cap with respect to an executive officer will be exceeded and (iii) whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied, will depend on the resolution of various factual and legal issues that cannot be determined at this time.

     Under the Code, absent an election by the optionee, a person receiving a Nonstatutory Stock Option does not recognize taxable income upon the grant of the option. An optionee does, however, recognize ordinary income upon the exercise of a Non-qualified Stock Option to the extent that the fair market value of the Common Stock on the date of exercise (or, in some cases, a later tax recognition date) exceeds the exercise price. The Company may deduct for Federal income tax purposes (subject to the $1 million cap, if applicable and subject to satisfying the federal income withholding requirements) an amount equal to the ordinary income so recognized by the optionee. Upon the subsequent sale of the shares acquired pursuant to a Nonstatutory Stock Option, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the optionee. There will be no tax consequences to the Company upon the subsequent sale of shares acquired pursuant to a Non-qualified Stock Option.

     The grant of an Incentive Stock Option does not result in taxable income to an optionee. The exercise of an Incentive Stock Option also does not result in taxable income, provided that the employment requirements specified in the Code are satisfied, although such exercise may give rise to alternative minimum taxable income for the optionee. In addition, if the optionee does not dispose of the Common Stock acquired upon exercise of an Incentive Stock Option during the statutory holding period, then any gain or loss upon subsequent sale of the Common Stock will be a long-term capital gain or loss, assuming the shares represent a capital asset in the optionee's hands.

     The statutory holding period for Common Stock acquired pursuant to the exercise of an Incentive Stock Option is the later of two years from the date the Incentive Stock Option is granted or one year from the date the Common Stock is transferred to the optionee pursuant to the exercise of the Incentive Stock Option. If the employment and statutory holding period requirements are satisfied, the Company may not claim any Federal income tax deduction upon either the exercise of the Incentive Stock Option or the subsequent sale of the Common Stock received upon exercise of the Incentive Stock Option. If these requirements are not satisfied, the amount of ordinary income taxable to the optionee is the lesser of (i) the fair market value of Common Stock on the date of exercise (or later tax recognition date) minus the Option Price, and (ii) the amount recognized on disposition minus the Option Price. The Company may deduct for Federal income tax purposes (subject to the $1 million cap, if applicable) an amount equal to the ordinary income so realized by the optionee.

SHAREHOLDER APPROVAL

     Shareholder approval of the Amendment is being sought in order to exempt the grant of options pursuant to such plan from the application of the short-swing profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. The failure to approve the Amendment by the shareholders will not affect the validity of the Key Contributor Plan or any options granted thereunder. Approval of the Amendment requires the affirmative vote of a majority of the outstanding shares present and entitled to vote thereon. The Board of Directors recommends that the shareholders vote "FOR" Item 2 to approve the Amendment.

                            APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to audit the financial statements of the Company and its subsidiaries for the 1995 fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the shareholders vote "FOR" Item No. 3 approving the appointment of auditors. A majority of the shares present and entitled to vote thereon is required for approval.

                       TIMELINESS OF CERTAIN SEC FILINGS

     During the fiscal year ended December 31, 1994, Peter A. Leininger, Bianca
A. Rhodes, Frank DiLazzaro, Daniel R. Puchek, Robert A. Wehrmeyer, Jr. and Loran VanNoy were each late in filing one Form 4 with the Securities and Exchange Commission.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received in writing by the Company at its principal executive offices not later than November 30, 1995. The Company's principal executive offices are located at 8023 Vantage Drive, San Antonio, Texas 78230.

                                 OTHER MATTERS

     No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

     Upon the written request of any person whose proxy is solicited hereunder, the Company will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the 1994 fiscal year. Such written request is to be directed to the attention of Dennis E. Noll, Secretary, Kinetic Concepts, Inc., 8023 Vantage Drive, P.O. Box 659508, San Antonio, Texas 78265-9508.

                                                   KINETIC CONCEPTS, INC.

                                                   /s/ DENNIS E. NOLL
                                                   ----------------------------
                                                       DENNIS E. NOLL,
                                                          Secretary

Dated: March 28, 1995

                              KINETIC CONCEPTS, INC.
                                8023 VANTAGE DRIVE
                             SAN ANTONIO, TEXAS 78230
 P
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 R
        The undersigned hereby appoints James R. Leininger, M.D., Bianca A.
 O Rhodes and Dennis E. Noll, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes him or her
 X to represent and to vote, as designated on the reverse side, all the shares of common stock of Kinetic Concepts, Inc. held of record by the
 Y undersigned on March 22, 1995 at the Annual Meeting of Shareholders to be held on May 9, 1995, or any adjournment thereof, with all powers which the undersigned would possess if personally present.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Kinetic Concepts, Inc. dated March 28, 1995.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
     ENCLOSED ENVELOPE                                       * * * * * * * * *
                                                             *  SEE REVERSE  *
            CONTINUED AND TO BE SIGNED ON REVERSE SIDE       *     SIDE      *
                                                             * * * * * * * * *

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be vote "FOR" Proposals 1, 2 and 3.

/X/  PLEASE MARK VOTE AS
     IN THIS EMAMPLE.

1.   ELECTION OF DIRECTORS

     NOMINEES: Sam A. Brooks, Frank A. Ehmann, Raymond R. Hannigan, James R. Leininger, M.D., Peter A. Leininger, M.D. and Bernhard T. Mittemeyer, M.D.

     / / FOR all nominees                       / / WITHHELD from all nominees

     For, except vote withheld from the following:

     / / __________________________________________________________

2. PROPOSAL TO APPROVE THE AMENDMENT TO THE KEY CONTRIBUTOR STOCK OPTION PLAN, increasing the number of shares of Common Stock for which options may be granted from 4,500,000 to 5,750,000.

     / / FOR          / / AGAINST          / / ABSTAIN

3. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent public accountants of the corporation for the 1995 fiscal year.

     / / FOR          / / AGAINST          / / ABSTAIN

4. IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     NEW ADDRESS: ___________________________________    MARK HERE FOR
                  ___________________________________    ADDRESS CHANGE
                  ___________________________________    AND NOTE AT LEFT / /


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: _____________________________________  Date: _______________________

Signature: _____________________________________  Date: _______________________